Exhibit 10.5

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Release Agreement”), is made this 12th day of December, 2017 between Liberty Tax, Inc., a Delaware corporation (“COMPANY”), JTH Tax, Inc., a Delaware corporation (“Subco” and together with COMPANY, the “Company”), and Kathleen E. Donovan (“Executive”).

 WHEREAS, Executive is currently employed by the Company as its Chief Financial Officer pursuant to the Employment Agreement executed between the Company and Executive dated February 1, 2014 (the “Employment Agreement”); and

WHEREAS, on November 7, 2017, Executive provided notice of her resignation as Chief Financial Officer to be effective at a later date; and

WHEREAS, Executive has agreed to remain as Chief Financial Officer until December 31, 2017.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Severance and Indemnification. Company agrees to the payment of the termination obligations outlined in Section 4(d)(i)(A), 4(d)(i)(B), and 4(d)(i)(E) of the Employment Agreement. With respect to Section 4(d)(i)(C), Executive hereby relinquishes all rights to the Bonus (as defined in Section 4(d)(i)(C) of the Employment Agreement). With respect to Section 4(d)(i)(D), the parties agree that this provision shall apply only to Executive’s stock incentives which were granted in calendar year 2016 and Executive hereby relinquishes all rights to all additional stock options and other grants not specifically addressed herein. Executive agrees to execute any additional documentation that may be required to effectuate these provisions.

Additionally, the Company agrees to maintain its obligations under Section 12 of the Employment Agreement regarding indemnification. As described therein, the Company agrees to indemnify Executive to the fullest extent permitted by the respective Certificates of Incorporation, Bylaws and other organizational documents of the entities constituting the Company (including payment of expenses in advance of final disposition of a proceeding) against actions or inactions of Executive during the time of Executive’s Employment Period (as defined in the Employment Agreement) as an officer, director or employee of the Company, or any of the Company’s Subsidiaries or Affiliates or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with Directors and Officers insurance coverage after the Employment Period, with regard to matters occurring during the Employment Period. That coverage shall be at a level at least equal to the level being maintained at the time for the then current officers and directors or, if then being maintained at a higher level with regard to any prior period activities for officers or directors during the prior period, the higher amount with regard to Executive ’s activities during the prior period.

2.                  Release.

(a)                In consideration of the foregoing, Executive, on behalf of herself and her heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its direct or indirect parents, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, direct or indirect equityholders, general and limited partners, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time she signs this Release Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, each as amended, and any other federal, state or local statutes, regulations, ordinances, law or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, including but not limited to the Employment Agreement, and Company’s Equity and Cash Incentive Plan and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of her employment, with the Company, as well as any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-Party action or proceeding against the Company, or any basis for recovering costs, fees or other expenses including attorneys’ fees incurred in these matters. Except as specified herein, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to her arising out of her employment with the Company, and no further sums are owed to her by the Company or by any of the other Releasees at any time. The Company shall provide Executive with a schedule showing the specific amounts due to her under each applicable subparagraph of Section 4(d)(i) of the Employment Agreement, to the extent then ascertainable, not later than ten days from the date of any separation from service.

(b)               The foregoing waiver and release shall not extend to the following: (i) any rights, remedies or claims Executive may have in enforcing the terms of this Release Agreement and the Employment Agreement with respect to amounts due to Executive in connection with her termination of employment (ii) any rights Executive may have to receive vested amounts under any of the Company’s (or any affiliate’s) employee benefit plans and/or pension plans or programs and the Company’s Equity and Cash Incentive Plan; (iii) Executive’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (iv) Executive’s eligibility for, or right to receive, indemnification and advancement of expenses in accordance with applicable laws, the certificate of incorporation and/or by-laws of the Company or any affiliate, or under the Employment Agreement or under any of the governing agreements of the Company or any affiliate, or coverage under any applicable directors and officers policy or otherwise; (v) any rights Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which the Company or any of the Releasees and Executive are jointly liable; and (vi) any rights or claims that may not be lawfully released and/or waived (including any rights to workers’ compensation or unemployment insurance).

(c)                Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of her choosing prior to signing this Release Agreement. Executive understands and agrees that she has the right and has been given the opportunity to review this Release Agreement and, specifically, the General Release in Section 2 above, with an attorney. Executive also understands and agrees that she is under no obligation to consent to the General Release set forth in Section 2 above. Executive acknowledges and agrees that the payments set forth in Section 1 herein and Section 4(d)(i) of the Employment Agreement, as applicable, are sufficient consideration to require her to abide with her obligations under this Release Agreement, including but not limited to the General Release set forth in Section 2. Executive represents that she has read this Release Agreement, including the General Release set forth in Section 2 and understands its terms and that she enters into this Release Agreement freely, voluntarily, and without coercion. Notwithstanding the foregoing, nothing contained herein shall prevent Executive from filing an administrative charge of discrimination with the EEOC or state or local fair employment practices agency. No federal, state or local government agency is a party to this Agreement and none of the provisions of this Agreement restrict or in any way affect a government agency’s authority to investigate or seek relief in connection with any of the claims released. However, if a government agency were to pursue any matters falling within the released claims, which it is free to do, the parties agree that this Agreement shall control as the exclusive remedy and full settlement of all claims between the parties. Executive agrees that Executive shall not seek, accept, or be entitled to any monetary relief, whether individually or as a member of a class or group, arising from an EEOC charge filed by Executive or on Executive’s behalf.

3.                  No Admission of Liability. Nothing in this Agreement is intended to or will be construed as an admission by the Company that it or any of its officer’s directors or employees, violated any law, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct, the Released Parties expressly denying any such conduct.

4.                  Effective Date; Revocation. Executive acknowledges and represents that she has been given at least twenty-one (21) days during which to review and consider the provisions of this Release Agreement and, specifically, the General Release set forth in Section 2 above, although she may sign and return it sooner if she so desires. Executive further acknowledges and represents that she has been advised by the Company that she has the right to revoke this Release Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if she wishes to revoke this Release Agreement, she must do so in a writing, signed by her and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Release Agreement shall become effective on the eighth (8th) day following her execution of this Release Agreement. Executive further acknowledges and agrees that, in the event that she revokes this Release Agreement, it shall have no force or effect, and she shall have no right to receive any payment pursuant to Section 4(d) of the Employment Agreement, as applicable.

5.                  Time for Execution. Absent a bona fide dispute as to the amount due in connection with any separation from service, the Executive shall execute this Release Agreement not later than 21 days from the date the schedule of payments is provided to her as provided in Section 2(b) hereof.

6.                  Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release Agreement shall not in any way be affected or impaired thereby.

7.                  Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

8.                  Governing Law. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to its choice of law rules. Any action brought to enforce this Agreement will only be brought in the United States District Court for the Eastern District of Virginia, Norfolk division, or the General District or Circuit Courts for the City of Virginia Beach, Virginia.

9.                  Entire Agreement. This Release Agreement constitutes the entire agreement and understanding of the parties with respect to the release of claims provided for herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to such release of claims. Executive acknowledges and agrees that she is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Release Agreement. This Release Agreement may not be altered or modified other than in a writing signed by Executive and an authorized representative of the Company.

10.              Headings. All descriptive headings in this Release Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Release Agreement.

11.              Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Release Agreement, on the date and year set forth below.

COMPANY

By:	/s/ Edward L. Brunot
President and Chief Executive
Officer

Date: December 12, 2017

Subco.
By:	/s/ Edward L. Brunot
President and Chief Executive
Officer

Date: December 12, 2017

EXECUTIVE
/s/ Kathleen E. Donovan
Kathleen E. Donovan